Exhibit 10.3

CONVERTIBLE PROMISSORY NOTE
OF
CELL SOURCE, INC.

NOTE NO. CBTB[__]	[______], 2015

FOR VALUE RECEIVED, the undersigned, Cell Source, Inc. a corporation with its principal office located at 65 Yigal Alon Street, Tel Aviv Israel 67433 (the “Company” or the “Maker”), hereby unconditionally promises to pay to ____[_______________]____ whose address is __[__________________________]_  or the registered assignee, upon presentation of this Convertible Promissory Note (the “Note”) by the registered holder hereof (the “Registered Holder” or Holder”) at the office of the Company, the amount of $[_________] (“Principal Amount”) and other sums as hereinafter provided, subject to the terms and conditions as forth below. The effective date of execution and issuance of this Note is [_________], 2015 (“Original Issuance Date”).

PAYMENT OF PRINCIPAL AMOUNT.  The duration of the note shall be Twelve (12) months, with the principal amount of this Note due and payable on or before [________], 2016 (the “Maturity Date”).

INTEREST.  This Note shall not bear interest for Ninety (90) days after the Original Issuance Date.  Beginning on the Ninety-First (91) day after the Original Issuance Date, this Note shall bear interest at Ten Percent (10%) per annum.  Interest shall accrue on a daily simple interest basis and shall be due and payable on the Maturity Date.

PREPAYMENT.  The principal and accrued but unpaid interest, if any, of this Note may be prepaid in whole or in part without premium or penalty. To the extend any amount remains due and unpaid after any prepayment, thereafter, the Maker shall have the right at any time and from time to time to prepay such amount due under this Note in whole or in part without premium or penalty.

MANDATORY PREPAYMENT.  The principal and accrued but unpaid interest, if any, of this Note must be prepaid, without premium or penalty, in whole from the proceeds of any closing occurring after the Original Issuance Date of any offering or offerings of securities of the Company pursuant to which the aggregate gross proceeds received by the Company is greater than or equal to $3,000,000.

CONVERSION.  On or after the sixteenth (16th) day following the Maturity Date, from time to time, the Holder may, at the Holder’s option, convert all or part of the outstanding principal and accrued but unpaid interest, if any, of this Note into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the Maturity Conversion Price.  For purposes of this Note, the “Maturity Conversion Price” shall be equal to the lesser of (i) $0.75; or (ii) Seventy Percent (70%) of the average daily Volume Weighted Average Price (VWAP) of Common Stock for the 20 trading days prior to the Maturity Date.  The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted and any accrued but unpaid interest, as applicable, by (y) the Maturity Conversion Price.  However, the Company shall not effect any conversion of this Note to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 4(f) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the acceptance of any Conversion Shares shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company in the event the Company requests confirmation of such beneficial holding prior to the delivery of Conversion Shares and such Holder either does not respond or confirms that such issuance of Conversion Shares would not violate the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder.  The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this paragraph shall continue to apply.  The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity herewith to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

REMEDIES.  No delay or omission on part of the holder of this Note in exercising any right hereunder shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  The rights and remedies of the Holder shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of the Holder.

EXPENSES.  In the event any payment under this Note is not paid when due, the Maker agrees to pay, in addition to the principal and interest hereunder, reasonable attorneys’ fees not exceeding a sum equal to five percent (5%) of the then outstanding balance owing on the Note, plus all other reasonable expenses incurred by Holder in exercising any of its rights and remedies upon default.

GOVERNING LAW.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SUCCESSORS.  All of the foregoing is the promise of Maker and shall bind Maker and Maker’s successors, heirs and assigns; provided, however, that Maker may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Holder.

[Signature Page Follows]

[Signature Page to Promissory Note]

IN WITNESS WHEREOF, Maker has executed this Convertible Promissory Note as of the Original Issuance Date written above.

Cell Source, Inc.

By:
Name: Itamar Shimrat
Title: Chief Executive Officer